Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Acquires Nine Franchises in the U.K.

HOUSTON, July 6, 2021 - Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer, today announced the expansion of its U.K. operations with the acquisition of nine businesses northeast of London, primarily in the region of East Anglia.  These operations represent the family of brands offered by the Volkswagen Group, along with one Citroen dealership with major locations in the cities of Norwich, Peterborough, Lowestoft and Ipswich.  The dealerships are being acquired from the Robinsons Motor Group, which previously sold five Mercedes dealerships to the Company in 2018.

The total annual revenue expected from this acquisition is approximately $300M and will be driven by an Audi dealership in Norwich, along with Volkswagen brand operations in Norwich, Peterborough and Lowestoft.  This action brings Group 1’s total U.K. operation to a total of 55 locations with 75 franchises representing 14 total brands.

Group 1’s President and Chief Executive Officer Earl Hesterberg stated, “We are pleased to further expand our strong relationship with the Volkswagen Group in the U.K.  Our previous experience in these market areas has been very positive and we are confident that these businesses will contribute further growth to our U.K. operation.”

ABOUT GROUP 1 AUTOMOTIVE, INC.

Group 1 owns and operates 188 automotive dealerships, 242 franchises, and 48 collision centers in the United States, the United Kingdom and Brazil that offer 32 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit group1corp.com, group1auto.com, group1collision.com, acceleride.com, facebook.com/group1auto, and twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:

Sheila Roth

Manager, Investor Relations

Group 1 Automotive, Inc.

713-647-5741 | sroth@group1auto.com

Media contacts:

Pete DeLongchamps

Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs

Group 1 Automotive, Inc.

713-647-5770 | pdelongchamps@group1auto.com

or

Clint Woods

Pierpont Communications, Inc.

713-627-2223 | cwoods@piercom.com